Exhibit 14

Revisions to the 2013 version are highlighted.

Code of Business Conduct

for

Protective Life Corporation

and all of its subsidiaries and affiliates

(collectively referred to in this Code as “the Company”),

including

Protective Life Insurance Company
West Coast Life Insurance Company
Protective Life & Annuity Insurance Company

Lyndon Property Insurance Company

MONY Life Insurance Company

ProEquities, Inc.
First Protective Insurance Group

Revised June 2, 2014

You have a responsibility to report any suspected violations of this Code. A suspected violation could be a situation that you observe or a situation that is brought to your attention by someone else.

Suspected violations must be reported promptly to at least one of the following:

•                       The Human Resources Compliance Officer, Melanie McNary (in the Human Resources Department) at (205) 268-6136 or melanie.mcnary@protective.com

•                       The Chief Compliance Officer, Steve Callaway (in the Legal Department) at (205) 268- 3804 or steve.callaway@protective.com

•                       The General Counsel, Debbie Long (in the Legal Department) at (205) 268-3700 or debbie.long@protective.com

•                       The Chief Human Resources Officer, Scott Adams (in the Human Resources Department) at (205) 268-4452 or scott.adams@protective.com

•                       The Code of Business Conduct telephone hotline at (205) 268-CODE (2633) or (800) 421-3564 (You may communicate to the telephone hotlines anonymously.)

•                       The Code of Business Conduct email hotline at hotline@protective.com (You may communicate to the email hotline anonymously.)

Table of Contents

Our Values	1
A Statement of Our Ethical Principles	2
A Statement of Our Principles of Ethical Market Conduct	2
Obtaining Guidance About Ethical Concerns	2
Exceptions	2
Compliance and Speaking Up	3
Compliance with the Code	3
Individual Judgment and Questions to Ask Yourself	3
Speak Up and Report Suspected Violations	3
Penalty for Violations	4
Waivers of the Code of Business Conduct	4
Conducting the Company’s Business	4
Business Relationships	4
Dealing with Each Other	5
Dealing with Customers	5
Dealing with Producers and Agents	5
Dealing with Suppliers	5
Dealing with Regulators	6
Dealing with Government Officials and Employees	6
Doing Business with Any Government	6
Interaction with Government Officials and Employees	6
Political Contributions, Political Fundraising and Political Activity at Work	7
Dealing with Auditors	7
Dealing with News Media, Investors or the Public	8
Dealing with Adverse Parties	8
Avoiding Conflicts of Interest	8
Your Private Interests	8
Gifts, Meals and Entertainment	9
Corporate Opportunity	9
Disparagement	9
Industrial Espionage	9
Prevention of Fraud	10
Safeguarding Company Property	10
Keeping Information Confidential	10
Use of Software	11
Use of Company Systems and Devices	11
Accurate Records, Reporting and Disclosure	12
Accounting and Auditing Matters	12
Consultants	13
Complying with Laws	13
In General	13
Antitrust Laws	13
Securities Laws: Insider Trading and Transactions in Company Securities	14
Prohibitions on Employment in the Insurance Industry	14
Charitable Contributions	15

Our Values

Throughout our Company’s history, our mission has remained boldly alive in our name.  We are Protective.  We are committed to tearing down the barriers that prevent so many people from enjoying the peace of mind and satisfaction that come from taking care of their future financial needs and the needs of those who depend on them.  This is our purpose.  This will be our legacy.

Four core values guide us in all that we do:  Do the Right Thing, Serve People, Build Trust, and Simplify Everything.  We serve with integrity and honesty, treating each of our customers the way we would like to be treated.

Each of us is responsible for the integrity of the Company, and each of us must be willing to raise ethical concerns. People in management positions have a special responsibility to demonstrate high ethical standards and to create an environment that requires ethical behavior.

This Code is intended to assist us in making the right choices. These same rules apply to everyone in the Company: employees, senior management and our Board of Directors.  However, these guidelines do not cover every situation. You should be guided by the spirit of the guidelines as well as the language, and you should get help whenever you are in doubt.

Remember, the accomplishment of the Company’s mission and the fulfillment of the Company’s commitment to all those we serve are dependent on each of us applying high ethical standards to whatever we do for the Company.

A Statement of Our Ethical Principles

•                       We will deal fairly and honestly with all people and treat each as we would expect each to treat us if the situation were reversed.

•                       We will trust and respect each other and maintain an environment where people may question a Company practice without fear.

•                       We will respect the dignity of each individual.

•                       We will not pursue any business opportunity in violation of the law or these principles.

•                       We will undertake only those business activities that will withstand public ethical scrutiny and our own standards of integrity.

•                       We will disclose any conflict of interest we may have regarding our responsibilities to the Company and remove the conflict where required.

A Statement of Our Principles of Ethical Market Conduct

In addition to the Company’s ethical principles, we fully support the following principles of ethical market conduct:

•                  We will conduct business according to high standards of honesty and fairness and will render that service to our customers which, in the same circumstances, we would apply to or demand for ourselves.

•                  We will provide competent and customer-focused sales and service.

•                  We will engage in active and fair competition.

•                  We will provide advertising and sales materials that are clear as to purpose and honest and fair as to content.

•                  We will provide for fair and expeditious handling of customer complaints and disputes.

•                 We will maintain a system of supervision and review that is reasonably designed to achieve compliance with these principles of ethical market conduct.

Obtaining Guidance About Ethical Concerns

We all share a responsibility for the Company’s integrity and reputation. It may take courage to raise an ethical issue; however, our Company expects this of you, considers it an important responsibility of yours, and our management will support you in carrying out your responsibility.

When you have an ethical concern, the best thing to do is to discuss it with your manager or any other appropriate person in the Company. The doors of the Legal Department and the Human Resources Department are always open to you.

Exceptions

No set of guidelines, including this Code, can cover all the situations you may encounter, and there may be situations in which exceptions are appropriate. If you encounter a situation where the application of a rule or principle contained in this Code seems inappropriate, talk to your manager about it. Your manager can consult with the appropriate approval authority to determine if an exception is in order. In case of doubt as to approval authority, the Legal Department should be consulted.

Compliance and Speaking Up

Compliance with the Code

Compliance with this Code is essential to being true to our Company’s vision and values. The Company will insist on compliance. You are responsible for understanding and complying with these requirements. Your manager is responsible for assisting you.

Individual Judgment and Questions to Ask Yourself

Even though this Code provides you with general guidance and your manager and the Legal Department are available to help you, you ultimately must depend on your own individual judgment in deciding on the correct course of action. As you consider a particular situation, ask yourself these questions:

•                  Is my action consistent with approved Company practices?

•                  Is my action consistent with the Company’s preeminent values?

•                  Does my action avoid any appearance of impropriety?

•                  Can my actions withstand the light of day?

•                       Can I in good conscience defend my action to my supervisor, to other employees, and to the general public?

•                       Does my action meet my personal code of behavior?

•                       Does my action conform to the spirit of these guidelines?

•                       Is my action the “right thing” to do?

If the answer to any of these questions is “no,” you should reconsider your course of action or seek guidance from your manager, the Legal Department or the Human Resources Department before you act.

Be careful about substituting collective judgment for your individual judgment. Ask yourself: “What specifically am I being asked to do? Does it seem unethical or improper?” Use your good judgment and common sense. If something would seem unethical or improper to a reasonable person, it probably is.

Speak Up and Report Suspected Violations

You have a responsibility to speak up and report any suspected violations of this Code. A suspected violation could be a situation that you observe or a situation that is brought to your attention by someone else. If you aren’t sure whether a situation rises to the level of a Code violation, talk to your manager or to one of the people listed below. If you report an action to your manager and suspect that it may be a Code violation, you should make sure that you or your manager report it to one of the appropriate contacts for Code violations.

Suspected violations must be reported promptly to at least one of the following:

•                       The Human Resources Compliance Officer, Melanie McNary (in the Human Resources Department) at (205) 268-6136 or melanie.mcnary@protective.com

•                       The Chief Compliance Officer, Steve Callaway (in the Legal Department) at (205) 268- 3804 or steve.callaway@protective.com

•                       The General Counsel, Debbie Long (in the Legal Department) at (205) 268-3700 or debbie.long@protective.com

•                       The Chief Human Resources Officer, Scott Adams (in the Human Resources Department) at (205) 268-4452 or scott.adams@protective.com

•                       The Code of Business Conduct telephone hotline at (205) 268-CODE (2633) or (800) 421-3564 (You may communicate to the telephone hotlines anonymously.)

•                       The Code of Business Conduct email hotline at hotline@protective.com (You may communicate to the email hotline anonymously.)

No employee will suffer any adverse action, retribution or career disadvantage for questioning a Company practice or for making a good faith report of a suspected violation of this Code or other irregularity. The Company will investigate possible violations. In doing so, we will respect the interests of all parties concerned. If requested, the identity of employees reporting suspected violations will be kept confidential unless we are required to reveal it to conduct an adequate investigation, to enforce these guidelines or to comply with applicable law or judicial process.

After reporting a suspected violation, an employee is expected to cooperate with the persons investigating the situation (the “Investigative Team” or “Team”). In most cases, that means that the reporting employee will respond promptly to requests of the Investigative Team, if the Team has any requests. In most cases, an employee’s role in relation to the suspected violation will have been fulfilled by reporting it and responding to the Team’s requests.

The reporting employee should not expect or consider himself or herself to be a part of the Investigative Team. The Team will determine the appropriate method for carrying out the investigation, and the appropriate communications about the investigation, including any communications with the employee who reported the suspected violation.

Penalty for Violations

Those who violate the standards in this Code will be subject to disciplinary action up to and including termination of employment.

Waivers of the Code of Business Conduct

Any waiver of the Code for executive officers or directors may be made only by the Company’s Board of Directors or a committee of the Board and will be promptly disclosed as required by law or stock exchange regulation.

Conducting the Company’s Business

Business Relationships

In conducting the Company’s business, we deal with a variety of people and organizations, including other employees, customers, suppliers, competitors, community representatives, and the investment community.

•                       Our relationships are business relationships and should be based on our Company’s long-term business interests. While we may develop friendships or other relationships with those with whom we deal, our dealings with others should reflect our Company’s best interest.

•                       All of our business relationships should be based on honesty and fairness.

•                       We want long-term, mutually beneficial business relationships, and trustworthiness is essential to establish and keep them.

•                       We will be truthful. If there is a mistake or misunderstanding, we will correct it immediately.

From time to time, we may enter into relationships with other businesses to pursue opportunities. It is important that the businesses with whom we work will conduct their activities ethically and in compliance with all applicable legal and regulatory requirements.

Dealing with Each Other

Basic to our relationship with each other is the recognition of the value and worth of each individual and the necessity to provide a working climate that is protective and supportive of the well-being of all employees.

•                       We are committed to providing opportunity to our employees; we will employ and promote those employees who are best qualified for the job. See the Equal Employment Opportunity Policy in the Employee Handbook.

•                       We will listen carefully and value the opinions and experience of employees and respect their diverse backgrounds, cultures, religions, experiences and beliefs.

•                       We will provide protection to all employees or applicants for employment against sexual or other harassment. The full text of the Company’s Harassment Prevention Policy is included in the Employee Handbook.

•                       Applicants for employment and employees will be evaluated for employment and promotion on a non-discriminatory basis.

Dealing with Customers

Serving customers is the focal point of our business. Satisfying customers is the only way to ensure business success.

•                       We must work with customers to understand and anticipate their needs and to identify and remove obstacles customers may see in doing business with us.

•                       We must accurately represent our products and services in our marketing, advertising and sales efforts.

•                       We need to respond promptly and courteously to our customers and investigate and resolve customer complaints.

•                      We seek to provide high quality products and services. We should evaluate customer satisfaction and continuously improve our quality.

Dealing with Producers and Agents

Our producers and agents are an essential link in providing quality products and services to our customers.

•                  We must select agents that share our values and our commitment to quality.

•                  We desire to form lasting relationships with our agents — relationships based not just on production, but also on compatible philosophies and attitudes.

Dealing with Suppliers

Prospective suppliers will have a chance to compete fairly for our business.

•                  We will select suppliers based on high quality product, service and value.

•                  We want long-term relationships with our suppliers.

Dealing with Regulators

Our business is highly regulated. Our regulators have a responsibility to the public; to the extent our regulators perform their jobs well, we and other good companies benefit.

•                  We will always respond to and cooperate with regulatory authorities. If a regulator contacts you and you are not the designated employee responsible for dealing with that regulator, you should courteously assist the regulator in reaching the appropriate employee.

•                  To avoid confusion, only certain employees are designated to represent the Company when communicating with regulators. If you are not a designated employee, you should refer any inquiry from a regulator to one of the employees in your division that is so designated. If you have questions about who is so designated, you should call the Legal Department about the types of communication you engage in with regulators.

•                  Regulators are government officials. All of the rules regarding our interactions with government officials apply to regulators.

Dealing with Government Officials and Employees

Federal, state, local and foreign governments have varying and complicated laws dealing with prohibitions and restrictions on interaction with officials and employees, fundraising activities and gifts to officials and employees.  There are even more restrictive rules for certain people — brokers, dealers, investment advisers and anyone who “lobbies.”  Because of the complexity of these laws, and the fact that they frequently change, the following sections will inform you about several situations you may face:

Doing Business with Any Government

To protect the public interest, the federal and some state and local governments have enacted laws and regulations that must be met by private contractors. These laws and regulations are often harsh and impose strict requirements on contractors that are significantly different and more extensive than those we encounter in our commercial contracts. In many instances, violation can result in criminal sanctions, meaning the employee can be individually liable.

Since these laws involve the public trust and their violation often involves criminal sanctions, it is essential that there be strict compliance with all laws and regulations — in both spirit and letter — in transacting business with the government.

In conducting government business, it is essential that the terms of the contract with the government be strictly complied with and no deviations or substitutions be made without the written approval of the contracting officer or other authorized representative.

Additionally, there are laws and regulations governing ethics and campaign contributions for some individuals who conduct regular business with government entities—for example, brokers, dealers and investment advisers.  These people also must comply with any ethics rules which apply to these interactions.

Interaction with Government Officials and Employees

Federal, state, local and foreign governments have varying and complicated laws governing interaction with government officials and employees, some of which prohibit or severely restrict you from providing any meals, gratuities or entertainment to its employees.  Federal, state and foreign governments have ethics codes strictly regulating what is permitted in gifts, meals and entertainment. If you are dealing with a governmental entity, you must learn and comply with the policy of that governmental entity. You should not provide any gifts, meals, entertainment or other amenities to any government employee or an employee of a government-related entity without first reviewing the matter with our Legal Department.  A gift can include anything, unless it is of no value. You also should not try to influence official action on behalf of the Company unless your activity has been pre-cleared by the Legal Department. These laws frequently change, so you should periodically update the advice you have received on a previous occasion.  In many instances, violators of these laws are subject to criminal penalties

If you anticipate doing business with a government, government-related entity (including regulators) or lobbyist, it is your responsibility to learn the applicable law. If you have questions, you should call the Legal Department.

You should not directly or indirectly offer, make, or solicit inappropriate payments or contributions to try to influence any government official or other official person to take action, fail to take action, or give an advantage over another person or business.  This includes domestic or foreign officials, political parties, party officials, candidates, legislators or regulators.

It is important to be aware that certain activity is defined by the federal and state governments as “lobbying.”  If you are lobbying, or you are a lobbyist, there are many requirements and restrictions which apply to both you and the Company.  Definitions vary among jurisdictions, but “lobbying” generally is the practice of promoting, opposing, or influencing legislation, regulation, or official action at any level of government.  It is the policy of the Company that only certain people, working through the Legal Department, may engage in this activity on behalf of the Company.  If you are concerned that your activity might be lobbying, please contact the Legal Department.

Violations of ethics and lobbying laws are criminal actions which can carry with them fines and jail time.  If you have questions, please contact the Legal Department.  For more information, please review the Government Affairs Guidelines located on PRISM.

Political Contributions, Political Fundraising and Political Activity at Work

The employees and directors of the Company may participate in the Protective Life Corporation Federal Political Action Committee and/or the Protective Life Corporation State Political Action Committee. Except in cases reviewed by the Legal Department and approved by the Chief Executive Officer, Company resources shall not be used to support political parties, political causes or candidates.

•                  Individual employees are encouraged to support their own parties, political causes and candidates, but they must do so on their own time and not use Company resources

•                  If a planned contribution, whether traditional or in-kind, could in any way be looked upon as involving Company funds, property or services, the Legal Department should be consulted.

•                  If you work in an area (e.g. brokers, dealers and investment advisers) that has restrictions on political contributions, make sure you understand your department rules for contributions, and call the Legal Department if you have any questions.

Employees of the Company are welcome to run for office or be appointed as a government official.  To ensure there are no conflicts or potential violations of the ethics laws, you should contact the Legal Department to review any potential appointment or candidacy.

For more information, please review the Government Affairs Guidelines located on PRISM.

Dealing with Auditors

Our business is heavily dependent on the accuracy of our financial and accounting information. The public relies on the role of our independent public accountants in auditing this information. You may not take any action to influence, coerce or manipulate the Company or its subsidiaries’

independent public accountants for the purpose of rendering the financial statements of the Company misleading.

Dealing with News Media, Investors or the Public

Contact with news media and the investment community, and any public discussion of Company business and products, should only be made through one of the Company’s authorized spokespersons.

If you are questioned by news reporters or investment analysts you should refer them to the appropriate Company Media Contact Person. For details about the appropriate person to contact regarding media or other Company-related communications, see the Company’s Policy on Communications with News Media in the Employee Handbook. Failure to observe this policy can cause tremendous harm to the Company and spread misinformation. We must exercise particular care when considering release of information of a sensitive or material nature, the disclosure of which could influence the judgment of investors to buy, sell or hold Company securities.

Dealing with Adverse Parties

We are committed to conducting our business with honesty and integrity. That commitment also extends to situations in which we find ourselves in an adversarial relationship with another party, such as a lawsuit or other dispute. It is important that communications in these situations be handled by the appropriate people who are authorized to communicate on behalf of the Company. For example, if an attorney who does not represent the Company contacts you about something other than an ordinary, non-adversarial matter, you should immediately — before communicating with that attorney — contact the Company’s Legal Department for instructions.

Avoiding Conflicts of Interest

Your Private Interests

You are expected to avoid situations where your private interests or the private interests of your loved ones conflict with the Company’s interests.

•                       You must disclose any potential conflict of interest to your manager so it can be resolved. “Potential conflicts of interest” include business or personal relationships with customers, suppliers, agents, employees or competitors or any other person or entity with whom the Company does business.

•                       You should not have any business or financial relationship with customers, suppliers or competitors that could influence or appear to influence you in carrying out your responsibilities. This would include the ownership of stock in these companies. However, ownership of a nominal amount of stock in a publicly owned company would not be considered a conflict unless the amount was large enough to influence you.

•                       You may not market products or services that compete with ours. Nor may you work for a competitor, customer or supplier as an employee, consultant or member of its board of directors without written approval of the Chief Executive Officer or the Board of Directors.

•                       “Suppliers” include any person or entity which furnishes goods or services to the Company. For example, “suppliers” would include re-insurers, printers, bankers, law firms, marketers, lobbying firms and entities from or through which the Company purchases advertising.

•                       If you are not sure if your situation or relationship with another organization might conflict with your job performance or our Company’s interests, you should discuss it with your manager. Most potential conflict situations are readily resolved and it is always best for you to raise your concern.

Gifts, Meals and Entertainment

Except when dealing with representatives of a government or government-related entity (see “Dealing with Government Officials and Employees”), you may receive or give customary business amenities such as meals, provided they are associated with a business purpose, reasonable in cost, appropriate as to time and place and would not give the appearance of improperly influencing the recipient. Excessive gifts and entertainment (given or received) are inherently compromising and do not belong in our business relationships.

You may not give or receive gifts, meals or entertainment to or from anyone in relation to Company business unless:

•                       They are of limited value, do not influence or give the appearance of influencing the recipient and cannot be viewed as a bribe, kickback or payoff.

•                       They do not violate any law or generally accepted ethical standards including the standards of the recipient’s organization.

•                       They can withstand public ethical review.

Under no circumstances may you give money to, or receive money from, a customer or a supplier. You are to courteously decline or return any kind of gift, favor or offer of excessive entertainment which violates these guidelines and inform the person making the offer of our policy.

Corporate Opportunity

You are prohibited from taking for yourself personally opportunities that are discovered through the use of Company property, information or position without the consent of the Chief Executive Officer or the Board of Directors. You may not use Company property, information or position for improper personal gain, and you may not compete with the Company directly or indirectly. You owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Your work product belongs solely to the Company.

Disparagement

No one should ever make false, misleading or disparaging remarks about individuals or organizations or their products and services.

•                       Do not disparage our competitors or their products or employees. We should sell our products and services on their merits.

•                       If you make comparisons between our products and those of a competitor, they should be relevant, accurate, factual and up-to-date.

Industrial Espionage

You may not engage in industrial espionage or acquire information about other companies through improper means. You have a responsibility not to steal or misuse the intellectual property of any supplier, customer, business partner or competitor.

We regularly acquire information about other companies in conducting our business. This is acceptable when this information is properly acquired. Proper sources would include information that is published or in the public domain or that is lawfully received from the owner or an authorized third party.

Examples of improper means of acquiring information are:

•                       Receiving from a third party information that was illegally or improperly acquired by the third party.

•                       Receiving confidential information of a company from present or former employees who are unauthorized to disclose it.

If you are offered proprietary information under suspicious circumstances, you should immediately consult our Legal Department. If you come into possession of information from another company that is marked confidential, or that you believe is confidential, you should consult our Legal Department if you have any questions regarding the proper authorization of your possession.

Prevention of Fraud

Every employee has an obligation to act to detect, deter and prevent fraud. If you discover facts that may indicate fraudulent activity, you must report the discovery immediately. For example, if you discover a document that appears to be a fake, you should report it immediately.

Safeguarding Company Property

Each of us is responsible for protecting Company property. The Company’s property includes your work product, the Company’s trade secrets, technology and proprietary information as well as physical property. The property and services of the Company are to be used solely for the benefit of the Company and should be used only as authorized by the Company. Managers are responsible for setting up and keeping good controls to protect the Company from loss or unauthorized or unlawful use of its property or services. Each of us is responsible for assisting in preventing waste and theft and assuring the integrity of the controls.

Keeping Information Confidential

The Company regularly develops private or proprietary information that is very valuable to the Company. Examples of this type of information are the Company’s customer lists, materials developed for in-house use, administrative and product development processes, business plans, pricing strategies and any formulas, devices and compilations of information that give the Company a competitive advantage. The Company also regularly receives non-public information from those with whom we do business. Examples of these types of information are the information we receive from our customers, agents, administrators, suppliers and business partners.

Any of this information may be considered the Company’s property, which we have a duty to protect. We may also be subject to laws and regulations that require us to safeguard this information, such as the laws and regulations that require us to protect customer information. Additionally, we may have agreements that spell out our obligations for using and protecting the information, such as our customers’ authorizations for medical information or confidentiality agreements we have with our agents and suppliers.

In connection with your activities on behalf of the Company, you may have access to and become knowledgeable about information that is confidential, private or proprietary. You must protect the confidentiality and privacy of that information.

•                       You may only use or disclose confidential, private or proprietary information for Company purposes; you may not use or disclose it for personal benefit or for the benefit of competing interests.

•                       To preserve confidentiality, you should only disclose confidential information to those who have a need to know. If you share confidential information with an employee, you should tell the employee that the information is confidential.

•                       You must limit your use of confidential, private or proprietary information to what is authorized by any agreement relating to the information or, if there is no express agreement, to what is impliedly authorized.

Your responsibility to keep information confidential continues after you leave employment with the Company.

Use of Software

One form of intellectual property we acquire is computer software. In addition to being copyrighted, computer software programs are usually subject to license agreements. These agreements restrict the Company’s use (and, therefore, your use) of the software. For example, a license may prohibit copying of the programs and restrict its use to a specified computer.

•                       You should understand the limitations on the use and copying of any software. If you have questions, you should contact the Information Security Officer (Tim Searcy, ext. 5289).

•                       You should not copy software, use it on a different computer or give it to a third party unless you have confirmed that the license agreement permits such copying or use.

•                       Any authorized copies shall contain the proper copyright and other required notices of the vendor.

•                       To protect the integrity of our computer systems, you should not access or execute any downloaded software unless you have confirmed that the appropriate licenses have been obtained and the software has been scanned for viruses.

Use of Company Systems and Devices (use is not private)

The Company’s systems and devices such as telephones, voice mail, email, smartphones, Intranet and Internet access (both wired and wireless), and desktop and laptop computers are intended to be used for the Company’s business. The Company recognizes that it is sometimes acceptable for employees to use these systems or devices for lawful personal purposes. You should, however, keep such use to a minimum and remember that such use is not private.

We will respect the privacy of each of our employees. Our work on behalf of the Company, however, is not private; it belongs to the Company. The Company reserves the right to access communications within its systems or on its devices. The Company may monitor, intercept or record communications such as telephone calls, electronic communications including email, instant messages, text messages and Intranet or Internet access as it deems necessary or appropriate to ensure customer satisfaction, to improve quality, to guard against inappropriate uses and, in rare cases, to guard against unlawful uses.

An employee should not attempt to access another employee’s communications without the other employee’s permission or other appropriate authorization. The Legal Department should be consulted for guidance on the appropriate authorization for accessing employee communications. If communications are monitored, steps should be taken to discontinue monitoring if the communications are determined to be personal, lawful and appropriate under this Code.

Accurate Records, Reporting and Disclosure

Company records must reflect an accurate and verifiable record of all transactions and disposition of assets. We have internal accounting controls, including controls to limit transactions to those which are properly authorized and to promote both accountability for assets and reporting accuracy.

It is our responsibility to ensure that documents filed with or submitted to the Securities and Exchange Commission and other regulators or other public communications by the Company and its subsidiaries contain full, fair, accurate, timely and understandable disclosure.

•                       Information that you record and submit to another party, whether inside or outside our Company, must be accurate, timely and complete. It should honestly reflect the transaction or material.

•                       Like all Company employees, financial officers and employees must understand and apply the rules and regulations applicable to their job duties. In case of financial employees, this includes all laws, rules, regulations and accounting principles involved in accounting for transactions of the Company.

Accounting and Auditing Matters

The integrity of our financial reports is essential, and we intend to comply with all financial reporting and accounting regulations applicable to the Company. If you have concerns or complaints regarding questionable accounting or auditing matters of the Company, you must submit those concerns or complaints to the General Counsel. The term “questionable accounting or auditing matters” includes:

•                        fraud or deliberate error in the preparation, evaluation, review or audit of Company financial statements;

•                        fraud or deliberate error in the recording and maintenance of the Company’s financial records;

•                        deficiencies in or noncompliance with the Company’s internal accounting controls;

•                        misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the Company’s financial records, financial reports or audit reports; or

•                        deviation from full and fair reporting of the Company’s financial condition.

If a report of suspected violation of the Code relates to accounting, internal accounting controls or auditing matters, the report will be transmitted to the Chairman of the Audit Committee by the General Counsel. You may elect to remain anonymous by making your concerns known via the Code of Business Conduct Hotline (205-268-2633 or 800-421-3564) or electronically at hotline@protective.com. If you choose to make an anonymous submission, you are encouraged to give as much detail as possible so that we will have the information necessary to carry out an investigation. We will treat any non-anonymous complaint received confidentially in accordance with our policies for reporting other violations under the Code. In the event that, as a manager, you receive a report of a concern regarding questionable accounting or auditing matters, it is your responsibility to submit that concern to the General Counsel.

Consultants

Consultants and agents retained by our Company are expected to adhere to this Code and other Company policies in the course of their work on behalf of the Company.

•                       In retaining a consultant, you should ensure that no conflict of interest exists, that the consultant is genuinely qualified in the business for which retained, that the compensation is reasonable for the services being performed, and that there is a written agreement outlining the statement of work and requiring the consultant to comply with all applicable laws and appropriate Company policies.

•                       Consultants and agents may not be retained to do anything illegal or improper. You may not do anything indirectly that you may not do directly, and you may not do through a third party what you may not do yourself.

Complying with Laws

In General

The Company intends to conduct its business in a way that not only conforms to the letter of the law, but also promotes the spirit of fairness and honesty behind the laws.

•                       Every employee has the responsibility to become familiar with and comply with the laws and regulations that govern his or her area of responsibility. Ignorance of applicable laws is not acceptable.

•                       If you have questions about the meaning or application of any law or regulation, you should consult with and be guided by the advice of the Legal Department. Decisions regarding the application of the various laws should not be made without that advice.

•                       You may not take any action that you know or that our Legal Department has advised would violate any law or regulation.

Antitrust Laws

The antitrust laws are intended to preserve competition by prohibiting actions that could unreasonably restrain the functioning of a free and competitive marketplace.

•                       Any agreement that could limit competition in a specific market may be a violation of these laws and must be reviewed by the Legal Department.

•                       Because verbal exchanges can be viewed as an agreement, you need to exercise caution whenever you meet with competitors.

•                       Keep your discussions to the business purpose of the meeting.

•                       Avoid discussions with competitors related to market share, projected sales for any specific product or service, revenues and expenses, production schedules, inventories, unannounced products and services, pricing strategies, marketing and, of course, any confidential, private or proprietary Company information.

•                       You should not discuss with a competitor whether the Company or the competitor intends to enter or withdraw from a specific market.

These guidelines also apply to informal contacts you may have with competitors, including those at trade shows or meetings of professional organizations.

Each of the following may be a violation of the antitrust laws. In many instances, violators are subject to criminal penalties. Before engaging in any discussions with a competitor concerning the following, you must review the matter with the Legal Department:

•                  Prices or rates

•                  Allocation of markets or customers

•                  Limitations on production or quality

•                  Boycott of suppliers

•                  Intentions or motivations concerning entering or withdrawing from a market.

The Company has an Antitrust Compliance Manual that provides more comprehensive information and guidance about the antitrust laws than this Code. You should make sure that you understand and comply with the Antitrust Compliance Manual.

Securities Laws: Insider Trading and Transactions in Company Securities

Federal Law prohibits buying or selling securities based on “inside information,” which is information not publicly available that could affect the price of the securities. Violators are subject to criminal penalties. Further, employees should never speculate in Company securities or purchase them except for long-term investments.

•                       You may not buy or sell, or advise others to buy or sell, Company securities at a time when you have inside information of a material nature. Note that this would include “giving tips” to friends or family.

•                       Inside information that might be material includes dividend changes, earnings estimates, significant business developments, expansion or curtailment of operations, sale or purchase of substantial assets or any other activity of significance.

•                       All employees are prohibited from hedging their ownership of Company securities, including trading in publicly-traded options, puts, calls, or other derivative instruments relating to Company securities.

•                       Certain officers are prohibited from holding Company securities in a margin account and from maintaining or entering into any arrangement that, directly or indirectly, involves the pledge of Company securities as collateral for a loan.

•                       In addition, certain officers may not buy or sell Company securities or exercise stock appreciation rights during standard black-out periods unless specific authorization is received from the Chief Executive Officer, or unless the purchase, sale or SAR exercise is conducted by a third party pursuant to a “Company-approved” 10b5-1 program. The standard black-out periods begin on March 10, June 10, September 10 and December 10, and end one (1) full business day after the next press release of quarterly earnings.

•                       In the event of some material unannounced developments, the Company may announce special “black-out” periods during which some or all employees will be prohibited from trading in Company securities until one (1) full business day after a press release concerning such development has been issued or as otherwise directed by the Company.

•                       You have an obligation to protect any confidential or material non-public information you obtain from the Company or its subsidiaries.

In addition, certain officers are subject to the Company’s Stock Ownership Guidelines. Under these Guidelines, unless specific authorization is received from the Chief Executive Officer, you may not sell Company securities unless, both before and after the sale, you hold Company securities valued at a certain minimum multiple of your salary (with such multiple based on the office you hold). Officers subject to these Guidelines will be notified of these requirements.

Prohibitions on Employment in the Insurance Industry

It is a federal crime for a person who has ever been convicted of a felony involving dishonesty or breach of trust to work in the business of insurance unless that person obtains the consent of the appropriate state department of insurance, and it is a federal crime for a person who works in the business of insurance to willfully permit a person who has been convicted of a felony involving dishonesty or breach of trust to work in the business of insurance. If you have ever been convicted of a felony and have not obtained the required consent, or if you know that a fellow employee, consultant or agent has been convicted of a felony, you must immediately report the situation to the Legal Department.

Charitable Contributions

All of the Company’s charitable contributions, including in-kind contributions, are coordinated through the Protective Life Foundation. You may not use Company monies to make charitable contributions. In addition, any purchase of goods or services from a charitable organization for a marketing purpose must be coordinated through the Protective Life Foundation’s Executive Director. All other purchases of goods or services from a charitable organization must be done on an arm’s-length basis. For example, purchases of tickets to the symphony or advertising through a charitable organization must be coordinated through the Protective Life Foundation’s Executive Director, but purchases of flu vaccine through a non-profit hospital, if done on an arm’s-length basis for fair value, may be done through the Company. All requests for charitable contributions are to be submitted to the Executive Director of the Protective Life Foundation.

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By faithfully adhering to the Code, we assure those who share an interest in our Company — notably our customers, shareowners and employees — that Protective is committed to the vision and values that serve as our foundation. This will help to ensure the Company’s continued success, growth and viability. Since its inception, Protective has consistently required those who act on its behalf to do so with integrity. Our commitment to this fundamental principle remains central in all that we do.

You have a responsibility to report any suspected violations of this Code. A suspected violation could be a situation that you observe or a situation that is brought to your attention by someone else.

Suspected violations must be reported promptly to at least one of the following:

•                       The Human Resources Compliance Officer, Melanie McNary (in the Human Resources Department) at (205) 268-6136 or melanie.mcnary@protective.com

•                       The Chief Compliance Officer, Steve Callaway (in the Legal Department) at (205) 268- 3804 or steve.callaway@protective.com

•                       The General Counsel, Debbie Long (in the Legal Department) at (205) 268-3700 or debbie.long@protective.com

•                       The Chief Human Resources Officer, Scott Adams (in the Human Resources Department) at (205) 268-4452 or scott.adams@protective.com

•                       The Code of Business Conduct telephone hotline at (205) 268-CODE (2633) or (800) 421-3564 (You may communicate to the telephone hotlines anonymously.)

•                       The Code of Business Conduct email hotline at hotline@protective.com (You may communicate to the email hotline anonymously.)